EXHIBIT 3.115

Statuten	Articles of Incorporation

der	of

SIG Combibloc Group AG	SIG Combibloc Group AG
(SIG Combibloc Group SA)	(SIG Combibloc Group SA)
(SIG Combibloc Group Ltd)	(SIG Combibloc Group Ltd)

mit Sitz in	with registered office in
Neuhausen am Rheinfall	Neuhausen am Rheinfall

I. Allgemeine Bestimmungen	I. General Provisions

Artikel 1: Firma, Sitz, Dauer	Article 1: Corporate Name, Registered Office, Duration

Unter der Firma	Under the corporate name

SIG Combibloc Group AG (SIG Combibloc Group SA) (SIG Combibloc Group Ltd)	SIG Combibloc Group AG (SIG Combibloc Group SA) (SIG Combibloc Group Ltd)

besteht eine Aktiengesellschaft (nachfolgend die “Gesellschaft”) gemäss Art. 620 ff. OR mit Sitz in Neuhausen am Rheinfall. Die Dauer der Gesellschaft ist unbeschränkt.	a company (hereinafter the “Company”) exists pursuant to art. 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) with its registered office in Neuhausen am Rheinfall. The duration of the Company is unlimited.

Artikel 2: Zweck	Article 2: Purpose

Zweck der Gesellschaft ist die Beteiligung an Industrie-, Handels-, Dienstleistungs- und Finanzunternehmen in der Schweiz und im Ausland, insbesondere auf dem Gebiete der Maschinenindustrie, sowie die Durchführung von Finanzgeschäften.
The purpose of the Company is to acquire holdings in industrial, trade, service and financial companies in Switzerland and abroad, particularly in the mechanical engineering industry, and to carry out financial transactions.

Die Gesellschaft kann Finanzierungsgeschäfte tätigen und kann auch für Verpflichtungen von mit ihr verbundenen Gesellschaften (inkl. ihrer Aktionäre und mit diesen verbundenen Gesellschaften) Sicherheiten insbesondere in Form von Garantien, Pfändern, Globalzessionen, Sicherungsübereignungen und Sicherungsabtretungen stellen, sei es zu ihren eigenen Gunsten oder zu Gunsten anderer Gesellschaften oder Personen.
The Company may carry out financing transactions and may also provide collaterals for obligations of affiliated entities (incl. the Company’s shareholders and their affiliated entities), in particular in the form of guarantees, pledges, global assignments, transfers for security purposes and assignments for security purposes, for its own benefit and for the benefit of any other company or person.

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Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und jede Art von Unternehmen erwerben, halten, veräussern oder finanzieren. Die Gesellschaft kann Grundstücke erwerben, halten und veräussern, alle kommerziellen Tätigkeiten ausüben, welche direkt oder indirekt mit dem Zweck der Gesellschaft im Zusammenhang stehen und alle Massnahmen ergreifen, die den Gesellschaftszweck angemessen zu fördern scheinen oder mit diesem im Zusammenhang stehen.
The Company may set up branch offices and subsidiaries in Switzerland and abroad and may acquire, hold, sell and finance any kind of company. The Company may acquire, hold, and sell real estate, engage in any kind of commercial activity that is directly or indirectly related to its purpose, and take any measures which seem appropriate to promote the purpose of the Company, or which are connected with this purpose.

II. Aktienkapital	II. Share Capital

Artikel 3: Anzahl Aktien, Nominalwert, Art	Article 3: Number of Shares, Nominal Value, Type

Das Aktienkapital der Gesellschaft beträgt CHF 37’931’400 und ist eingeteilt in 6’321’900 Namenaktien mit einem Nennwert von je CHF 6. Die Aktien sind vollständig liberiert.	The share capital of the Company amounts to CHF 37’931’400 and is divided into 6’321’900 registered shares with a par value of CHF 6 per share. The share capital is fully paid-in.

Artikel 4: Umwandlung von Aktien	Article 4: Conversion of Shares

Die Generalversammlung kann jederzeit durch Statutenänderung Namenaktien in Inhaberaktien oder Inhaberaktien in Namenaktien umwandeln.	The shareholders’ meeting may, at any time, convert registered shares into bearer shares or bearer shares into registered shares by amending the articles of incorporation.

Artikel 5: Aktienzertifikate, Anerkennung der Statuten	Article 5: Share Certificates, Recognition of Articles

Die Gesellschaft kann anstelle von einzelnen Aktien Aktienzertifikate über mehrere Aktien ausstellen. Jede Ausübung von Aktionärsrechten schliesst die Anerkennung der Gesellschaftsstatuten in der jeweils gültigen Fassung in sich ein.
The Company is entitled to issue share certificates which represent one or more shares in lieu of certificates for individual shares. Any exercise of shareholders’ rights automatically comprises recognition of the version of the articles of incorporation then in force.

Bei Namenaktien kann die Gesellschaft auf Druck und Auslieferung von Urkunden verzichten. Der Aktionär kann jedoch von der Gesellschaft jederzeit kostenlos Druck und Auslieferung von Urkunden verlangen.
In the case of registered shares, the Company may abstain from printing and delivering certificates. The shareholder may, however, at any time request the Company to print and deliver certificates free of charge.

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Artikel 6: Aktienbuch	Article 6: Share Ledger

Der Verwaltungsrat führt ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Namen und Adresse eingetragen werden. Im Verhältnis zur Gesellschaft wird als Aktionär oder als Nutzniesser nur anerkannt, wer im Aktienbuch eingetragen ist.
The board of directors shall maintain a share ledger in which the names and addresses of the owners and usufructuaries shall be entered. In relation to the Company, only those shareholders and usufructuaries registered in the share ledger shall be recognized as such.

III. Generalversammlung	III. Shareholders’ Meeting

Artikel 7: Ordentliche und ausserordentliche Generalversammlungen	Article 7: Ordinary and Extraordinary Shareholders’ Meetings

Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt.	The ordinary shareholders’ meeting shall be held annually within six months after the close of the business year.

Ausserordentliche Generalversammlungen werden einberufen, sooft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fällen.	Extraordinary shareholders’ meetings shall be convened as often as necessary, especially when provided for by law.

Artikel 8: Einberufung	Article 8: Convening

Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle einberufen. Das Einberufungsrecht steht auch den Liquidatoren zu.	The shareholders’ meeting shall be convened by the board of directors and, if need be, by the auditors. The liquidators shall also be entitled to convene a shareholders’ meeting.

Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionären, die zusammen mindestens zehn Prozent des Aktienkapitals vertreten, verlangt werden. Einberufung und Traktandierung werden schriftlich unter Angabe der Verhandlungsgegenstände und der Anträge anbegehrt. Der Verwaltungsrat hat die Generalversammlung innert 40 Tagen seit Empfang des Begehrens einzuberufen.
One or more shareholders, representing at least ten per cent of the share capital of the Company, may request that a shareholders’ meeting be held. Such request must be submitted in writing, setting forth the items to be discussed and the proposals to be decided upon. The shareholders’ meeting shall be convened by the board of directors within 40 days upon receipt of such a request.

Die Generalversammlung ist spätestens zwanzig Tage vor dem Versammlungstag per Brief an die im Aktienbuch aufgelisteten Aktionäre und Nutzniesser einzuberufen. In der Einberufung	At least twenty days before the shareholders’ meeting, the notice of the shareholders’ meeting shall be mailed by regular mail to the shareholders and usufructuaries listed in the share ledger.

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sind neben Tag, Zeit und Ort der Versammlung die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und der Aktionäre bekanntzugeben, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben.
The notice shall state the day, time and place of the meeting, the agenda as well as the proposals of the board of directors and of the shareholders who have requested the shareholders’ meeting or that an item be included in the agenda.

Über Gegenstände, die nicht in dieser Weise angekündigt worden sind, können unter dem Vorbehalt der Bestimmungen über die Universalversammlung keine Beschlüsse gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchführung einer Sonderprüfung.
Subject to the provisions concerning the shareholders’ meeting without prior notice, no resolutions may be adopted regarding matters which have not been announced in this manner, except regarding a proposal to convene an extraordinary shareholders’ meeting or to carry out a special audit.

Spätestens zwanzig Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht am Sitz der Gesellschaft zur Einsicht der Aktionäre aufzulegen. In der Einberufung zur Generalversammlung ist auf die Auflegung dieser Unterlagen hinzuweisen.
The annual business report and the auditors’ report must be made available for inspection by the shareholders at the registered office of the Company at least twenty days prior to the date of the ordinary shareholders’ meeting. In the notice to convene the shareholders’ meeting, the board of directors shall inform of the availability for inspection of the above mentioned documents.

Artikel 9: Universalversammlung	Article 9: Meeting Without Prior Notice

Die Aktionäre und gehörig bevollmächtigten Vertreter, die zusammen sämtliche Aktien vertreten, können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten.
The shareholders and duly appointed proxies who jointly represent the totality of the shares may hold a shareholders’ meeting without observing the formalities for the convening of the shareholders’ meeting, provided that no objection is raised.

Artikel 10: Vorsitz, Protokolle	Article 10: Chair, Minutes

Den Vorsitz der Generalversammlung führt der Präsident, bei dessen Verhinderung ein anderes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung gewählter Tagespräsident.	The shareholders’ meeting shall be chaired by the chairperson, or, in her/his absence, by another member of the board of directors, or by another person elected for that day by the shareholders’ meeting.

Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre sein müssen.	The chairperson designates the secretary for the minutes and the scrutineers, none of whom need to be shareholders.

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Der Verwaltungsrat sorgt für die Führung der Protokolle, die vom Vorsitzenden und vom Protokollführer zu unterzeichnen sind.	The board of directors is responsible for keeping the minutes, which have to be signed by the chairperson and by the secretary.

Artikel 11: Befugnisse	Article 11: Authorities

Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen die folgenden unübertragbaren Befugnisse zu:	The shareholders’ meeting is the supreme corporate body of the Company and has the following non-transferable powers:

1. Festsetzung und Änderung der Statuten;	1. adoption and amendment of the articles of incorporation;

2. Wahl und Abberufung der Mitglieder des Verwaltungsrates, der Revisionsstelle und allenfalls des Konzernprüfers;	2. election and removal of the members of the board of directors, the auditors and the group auditors (if any);

3. Genehmigung des Jahresberichts und allenfalls der Konzernrechnung;	3. approval of the annual report and the consolidated statements of account (if any);

4. Genehmigung der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;	4. approval of the annual accounts and resolution on the use of the balance sheet profit, in particular on the declaration of dividends and of profit sharing by members of the board of directors;

5. Entlastung der Mitglieder des Verwaltungsrates;	5. release of the members of the board of directors from their liability;

6. Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.	6. passing of resolutions on matters which are reserved to the shareholders’ meeting by law or by the articles of incorporation.

Artikel 12: Beschlussfassung	Article 12: Resolutions

Jede Aktie berechtigt zu einer Stimme. Jeder Aktionär kann sich in der Generalversammlung durch einen Dritten vertreten lassen. Dieser muss sich durch eine schriftliche Vollmacht ausweisen. Der Vertreter muss nicht Aktionär der Gesellschaft sein.
Each share entitles to one vote. Each shareholder may be represented at the shareholders’ meeting by another person, who need not be a shareholder. Such person needs to be authorized by a written proxy.

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der absoluten Mehrheit der vertretenen Aktienstimmen, soweit nicht das Gesetz oder die Statuten abweichende Bestimmungen enthalten. Kommt bei Wahlen im ersten Wahlgang die Wahl nicht zustande, findet ein zweiter Wahlgang statt, in dem das relative Mehr entscheidet. Der Vorsitzende hat keinen Stichentscheid.
The shareholders’ meeting shall adopt its resolutions and carry out its elections with an absolute majority of the share votes represented, to the extent that neither the law nor the articles of incorporation provide otherwise. If an election cannot be completed upon the first ballot, there shall be a second ballot at which the relative majority shall decide. The chairperson has no casting vote.

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Die Wahlen und Abstimmungen finden offen statt, sofern nicht der Vorsitzende oder die Aktionäre, welche mindestens zehn Prozent des Aktienkapitals vertreten, verlangen, dass sie geheim erfolgen.	Elections are made and resolutions adopted by open ballot, provided that neither the chairperson nor shareholders representing at least ten per cent of the share capital request a secret ballot.

Artikel 13: Besondere Beschlüsse	Article 13: Special Resolutions

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Aktienstimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:	A resolution of the shareholders’ meeting adopted by at least two thirds of the represented share votes and the absolute majority of the represented share par value is required for:

1. die Änderung des Gesellschaftszweckes;	1. the change of the purpose of the Company;

2. die Einführung von Stimmrechtsaktien;	2. the creation of shares with privileged voting rights;

3. die Beschränkung der Übertragbarkeit von Namenaktien;	3. the restriction of the transferability of registered shares;

4. eine genehmigte oder bedingte Kapitalerhöhung;	4. an increase of capital, authorized or subject to a condition;

5. die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	5. an increase of capital out of equity, against contributions in kind, or in anticipation of a subsequent acquisition of assets, and the granting of special benefits;

6. die Einschränkung oder Aufhebung von Bezugsrechten;	6. the limitation or withdrawal of preemptive rights;

7. die Verlegung des Sitzes der Gesellschaft.	7. the change of the registered office of the Company.

Für Beschlüsse über die Fusion, Spaltung oder Umwandlung gelten die Bestimmungen des Fusionsgesetzes.	Resolutions on mergers, demergers, and transformations shall be governed by the Swiss Merger Act.

IV. Verwaltungsrat	IV. Board of Directors

Artikel 14: Anzahl, Amtsdauer, Vorsitz, Sekretär	Article 14: Number, Tenure, Chair, Secretary

Der Verwaltungsrat besteht aus einem oder mehreren Mitgliedern. Er wird in der Regel in der ordentlichen Generalversammlung und jeweils für die Dauer von einem Jahr gewählt.	The board of directors consists of one or several members. The members of the board of directors shall, as a rule, be elected by the ordinary shareholders’ meeting in each case for a term of office

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Die Amtsdauer der Mitglieder des Verwaltungsrates endet mit dem Tag der nächsten ordentlichen Generalversammlung. Vorbehalten bleiben vorheriger Rücktritt und Abberufung. Neue Mitglieder treten in die Amtsdauer derjenigen ein, die sie ersetzen. Die Mitglieder des Verwaltungsrates sind jederzeit wieder wählbar. Der Verwaltungsrat konstituiert sich selbst. Er bezeichnet seinen Präsidenten und kann einen Sekretär bezeichnen, der nicht Mitglied des Verwaltungsrates sein muss.
of one year. The term of office of the members of the board of directors shall, subject to prior resignation and removal, expire on the day of the next ordinary shareholders’ meeting. New members assume the remaining length of term of the members they replace. The members of the board of directors may be re-elected without limitation. The board of directors constitutes itself. It appoints its chairperson and can appoint the secretary who need not be a member of the board of directors.

Artikel 15: Organisation, Stichentscheid	Article 15: Organization, Casting Vote

Sitzungsordnung, Beschlussfähigkeit (Präsenz) und Beschlussfassung des Verwaltungsrates richten sich nach dem Organisationsreglement. Der Vorsitzende hat den Stichentscheid.	The organization of the meetings, the presence quorum and the adoption of resolutions of the board of directors shall be in compliance with the organization by-laws. The chairperson has the casting vote.

Artikel 16: Protokoll, Zirkulationsbeschlüsse	Article 16: Minutes, Circular Resolutions

Über die Verhandlungen und Beschlüsse des Verwaltungsrates ist ein Protokoll zu führen. Das Protokoll ist vom Vorsitzenden und vom Sekretär des Verwaltungsrates zu unterzeichnen.	Minutes shall be kept of the deliberations and resolutions of the board of directors. The minutes shall be signed by the chairperson and the secretary of the board of directors.

Beschlüsse können auch auf dem Zirkulationsweg gefasst werden, sofern nicht ein Mitglied mündliche Beratung verlangt. Bei Zirkulationsbeschlüssen ist die absolute Mehrheit des Verwaltungsrates zur Beschlussfassung erforderlich.
Resolutions may also be passed in writing if no member requests that the resolution be discussed in a meeting. Such circular resolutions shall only pass if adopted by the absolute majority of the votes of the board of directors.

Artikel 17: Oberleitung, Delegation	Article 17: Ultimate Management, Delegation

Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.
The board of directors is entrusted with the ultimate management of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the articles of incorporation, or the by-laws.

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Der Verwaltungsrat kann die Geschäftsführung oder einzelne Teile derselben sowie die Vertretung der Gesellschaft an eine oder mehrere Personen, Mitglieder des Verwaltungsrates oder Dritte, die nicht Aktionäre sein müssen, übertragen. Er erlässt das Organisationsreglement.
The board of directors may entrust the management and the representation of the Company wholly or in part to one or several persons, members of the board of directors or third parties who need not be shareholders of the Company. The board of directors shall adopt the organization by-laws.

Artikel 18: Aufgaben	Article 18: Duties

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	The board of directors has the following non-transferable and inalienable duties:
1. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	1. to ultimately manage the Company and give the necessary directives;

2. Festlegung der Organisation;	2. to determine the organization;

3. Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung;	3. to structure the accounting system, the financial control and the financial planning;

4. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;	4. to appoint and remove the persons entrusted with the management and the representation of the Company and to grant and withdraw signing authorities;

5. Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the articles of incorporation, the by-laws and directives;

6. Erstellung des Geschäftsberichtes sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;	6. to prepare the business report as well as the sharesholders’ meeting and to implement the resolutions adopted by the shareholders’ meetings;

7. Benachrichtigung des Richters im Falle der Überschuldung;	7. to inform the judge in the event of over-indebtedness;

8. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht vollständig liberierte Aktien;	8. to adopt resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

9. Beschlussfassung über die Feststellung von Kapitalerhöhungen und daraus folgende Statutenänderungen;	9. to confirm increases in share capital and amend the articles of incorporation accordingly;

10. Prüfung der fachlichen Voraussetzungen der besonders befähigten Revisoren für die Fälle, in welchen das Gesetz den Einsatz solcher Revisoren vorsieht.	10. to examine the professional qualifications of the specially qualified auditors in the cases in which the law provides for the use of such auditors.

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V. Revisionsstelle	V. Auditors

Artikel 19: Wahl, Qualifikation	Article 19: Election, Qualification

Die Generalversammlung wählt jedes Jahr einen oder mehrere Revisoren als Revisionsstelle. Als Revisionsstelle können natürliche Personen, Handelsgesellschaften oder Genossenschaften gewählt werden.	Each year the shareholders’ meeting elects one or several auditors as corporate auditors. Individuals, commercial companies or cooperatives may be elected as corporate auditors.

Die Revisoren dürfen nicht Mitglieder des Verwaltungsrates oder Arbeitnehmer der Gesellschaft sein. Sie dürfen für die Gesellschaft keine Arbeiten ausführen, die mit dem Prüfungsauftrag nicht vereinbar sind. Sie müssen vom Verwaltungsrat und von einem Aktionär, der über die Stimmenmehrheit verfügt, unabhängig sein.
The auditors may not be members of the board of directors or employees of the Company. They may not undertake any duties for the Company which are not compatible with their auditing mandate. They must be independent from the board of directors and from a shareholder who has the majority of voting rights.

Artikel 20: Aufgaben	Article 20: Duties

Die Revisionsstelle hat die Rechte und Pflichten gemäss Art. 727 ff. OR. Sie ist gehalten, den Generalversammlungen, für welche sie Bericht zu erstatten hat, beizuwohnen. Durch einstimmigen Beschluss kann die Generalversammlung auf die Anwesenheit der Revisionsstelle verzichten.
The auditors’ rights and obligations are those set forth in art. 727 et seq. CO. The auditors must attend the shareholders’ meetings to which they must report. The shareholders’ meeting may waive its right to the auditors’ presence by unanimous vote.

VI. Verschiedenes	VI. Miscellaneous

Artikel 21: Geschäftsjahr, Jahresrechnung	Article 21: Business Year, Annual Accounts

Der Verwaltungsrat bestimmt den Beginn und das Ende eines Geschäftsjahres.	The board of directors determines the beginning and the end of the business year.

Die Jahresrechnung, bestehend aus der Erfolgsrechnung, der Bilanz und dem Anhang, wird gemäss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere der Art. 662a ff. und 958 ff., aufgestellt.
The annual accounts, consisting of the profit and loss statement, the balance sheet and the annex, shall be drawn up in accordance with the provisions of the Swiss Code of Obligations, in particular art. 662a et seq. and 958 et seq. CO.

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Artikel 22: Mitteilungen und Bekanntmachungen	Article 22: Notices and Announcements

Einberufung und Mitteilungen erfolgen durch Brief an die im Aktienbuch eingetragenen Aktionäre. Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	Notices and announcements are sent by mail to the shareholders registered in the share ledger. The publication instrument of the Company is the Swiss Official Journal of Commerce.

Artikel 23: Liquidation	Article 23: Liquidation

Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	The liquidation shall be carried out by the board of directors to the extent that the shareholders’ meeting has not entrusted the same to other persons.

Die Liquidation der Gesellschaft erfolgt nach Massgabe der Art. 742 ff. OR. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) auch freihändig zu verkaufen.	The liquidation of the Company shall take place in accordance with art. 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

Artikel 24: Verbindlicher Originaltext	Article 24: Original Language

Falls sich zwischen der deutschen und einer anderen sprachlichen Fassung dieser Statuten Differenzen ergeben, gilt der deutsche Originaltext. Schaffhausen, 7. April 2009	In the event of conflicts between the German version of these articles and any version in another language, the German text shall prevail. Schaffhausen, April 7, 2009

/s/ Markus Schnurrenberger	[Graphic Omitted]

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Inhaltsverzeichnis
Table of Contents

I. Allgemeine Bestimmungen	1
I. General Provisions	1
Artikel 1: Firma, Sitz, Dauer	1
Article 1: Corporate Name, Registered Office, Duration	1
Artikel 2: Zweck	1
Article 2: Purpose	1
II. Aktienkapital	2
II. Share Capital	2
Artikel 3: Anzahl Aktien, Nominalwert, Art	2
Article 3: Number of Shares, Nominal Value, Type	2
Artikel 4: Umwandlung von Aktien	2
Article 4: Conversion of Shares	2
Artikel 5: Aktienzertifikate, Anerkennung der Statuten	2
Article 5: Share Certificates, Recognition of Articles	2
Artikel 6: Aktienbuch	3
Article 6: Share Ledger	3
III. Generalversammlung	3
III. Shareholders’ Meeting	3
Artikel 7: Ordentliche und ausserordentliche Generalversammlungen	3
Article 7: Ordinary and Extraordinary Shareholders’ Meetings	3
Artikel 8: Einberufung	3
Article 8: Convening	3
Artikel 9: Universalversammlung	4
Article 9: Meeting Without Prior Notice	4
Artikel 10: Vorsitz, Protokolle	4
Article 10: Chair, Minutes	4
Artikel 11: Befugnisse	5
Article 11: Authorities	5
Artikel 12: Beschlussfassung	5
Article 12: Resolutions	5
Artikel 13: Besondere Beschlüsse	6
Article 13: Special Resolutions	6
IV. Verwaltungsrat	6
IV. Board of Directors	6
Artikel 14: Anzahl, Amtsdauer, Vorsitz, Sekretär	6
Article 14: Number, Tenure, Chair, Secretary	6
Artikel 15: Organisation, Stichentscheid	7
Article 15: Organization, Casting Vote	7
Artikel 16: Protokoll, Zirkulationsbeschlüsse	7
Article 16: Minutes, Circular Resolutions	7

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Artikel 17: Oberleitung, Delegation	7
Article 17: Ultimate Management, Delegation	7
Artikel 18: Aufgaben	8
Article 18: Duties	8
V. Revisionsstelle	9
V. Auditors	9
Artikel 19: Wahl, Qualifikation	9
Article 19: Election, Qualification	9
Artikel 20: Aufgaben	9
Article 20: Duties	9
VI. Verschiedenes	9
VI. Miscellaneous	9
Artikel 21: Geschäftsjahr, Jahresrechnung	9
Article 21: Business Year, Annual Accounts	9
Artikel 22: Mitteilungen und Bekanntmachungen	10
Article 22: Notices and Announcements	10
Artikel 23: Liquidation	10
Article 23: Liquidation	10
Artikel 24: Verbindlicher Originaltext	10
Article 24: Original Language	10